NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
2 W. Washington Street, Suite 400 Greenville, SC 29601 T: 864.373.2300 F: 864.373.2925 nelsonmullins.com

June 30, 2021

First Community Corporation
5455 Sunset Blvd.

Lexington, South Carolina 29072

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to First Community Corporation (the “Company”) in connection with the proposed registration by the Company of up to 225,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable under the First Community Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). We have been advised that the Plan was adopted and approved by the shareholders of the Company on May 19, 2021 and the Company has represented that as of the date hereof, no awards have been granted under the Plan.

The opinions contained in this letter (herein called “our opinions”) are based exclusively upon the South Carolina Business Corporation Act, as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company, and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

First Community Corporation

June 30, 2021

For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

Based upon and subject to the foregoing, we hereby advise you that in our opinion, each share of Common Stock registered under the Registration Statement and issuable under the Plan, when issued as authorized by the Company in accordance with the Plan and a valid award agreement entered into in accordance therewith, and when certificates representing such shares have been duly counter-signed by the Company’s transfer agent and registered by its registrar, or, if applicable, when book entry shares shall have been duly registered on the books of the Company’s transfer agent and registrar, upon receipt of the consideration to be received therefor (and provided that the board of directors shall have determined that such consideration is adequate), will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the South Carolina Business Corporation Act. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of each share of Common Stock registered under the Registration Statement.

First Community Corporation

June 30, 2021

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present South Carolina Business Corporation Act be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough, LLP

NELSON MULLINS RILEY & SCARBOROUGH, LLP